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                                    Exhibit 1


                                  Press Release





                               Page 4 of 9 Pages


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Joseph B. Tockarshewsky                           Robert J. Hughes
Chairman, President &                             Executive Vice President
Chief Executive Officer                           & Chief Financial Officer
(914) 431-6211                                    (914) 431-6386


                                                                     Page 1 of 5



                      Poughkeepsie Financial Corp. Reports
                      Fourth Quarter and Full Year Results
                              and Declares Dividend

     Poughkeepsie, NY, January 27, 1998. -- Poughkeepsie Financial Corp. (NASDAQ: PKPS) today reported net income for the year 1997 of $2.4 million compared with $1.4 million in 1996. Basic and diluted earnings per share for 1997 were $.19 and $.18, respectively, both compared with $.11 per share reported in 1996. For the quarter ended December 31, 1997, there was a net loss of $953 thousand compared with net income of $1.2 million in the same quarter of 1996. Basic and diluted loss per share for the quarter ended December 31, 1997 was ($.08), compared with $.10 and $.09 income per share reported in the same period of 1996, respectively.

     Income from operations for the year 1997 was $3.4 million compared with $3.5 million in 1996. There was a loss from operations for the fourth quarter of 1997 of $180 thousand compared with income from operations of $1.2 million in 1996's fourth quarter. Income from operations in 1997 consists of results from banking activities before considering costs ($.04 per share) relating to the Company's pending merger with HUBCO, Inc. which was announced on October 23, 1997 and is expected to close in the first quarter of 1998, and charges associated with the termination of the Directors' Retirement Plan ($.04 per share). Income from operations in 1996 excludes the FDIC imposed SAIF Special Assessment ($.12 per share) and an additional loss on bulk sale of commercial real estate loans ($.04 per share).

     As previously announced on October 23, 1997, Poughkeepsie Financial Corp. and HUBCO, Inc. (NASDAQ: HUBC) signed a definitive merger agreement and Poughkeepsie Financial issued an option, exercisable under certain circumstances, to HUBCO to purchase up to 2,000,000 shares of Poughkeepsie Financial common stock. The merger transaction is expected to be treated as a tax-free exchange of HUBCO common stock for Poughkeepsie

                                     -more-



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                                                                     Page 2 of 5
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Financial common stock and to be accounted for as a pooling of interests. In addition, the definitive merger agreement provides for quarterly cash dividends to Poughkeepsie Financial stockholders increased to an amount substantially equivalent to HUBCO's cash dividend multiplied by the exchange ratio in the merger. Consistent with that provision, the Poughkeepsie Financial Corp.
Board of Directors, at its regular meeting today, declared an adjusted quarterly dividend of $.06 per share on the outstanding common stock to be paid on March 5, 1998 to stockholders of record on February 17, 1998.

     In connection with the merger, Poughkeepsie Financial Corp. incurred legal, accounting and financial advisory expenses, net of tax benefits for certain deductible items, of $315,000 and $496,000 for the fourth quarter and year ended December 31, 1997, respectively. In addition to these costs, a curtailment expense of $458 thousand, net of tax, was recorded in the fourth quarter of 1997 as a result of Board action to terminate the Retirement Plan for Non-Employee Directors. Additional charges which aggregated $1.2 million, net of tax benefits, were recorded in the fourth quarter of 1997, primarily for possible loan losses and costs of operating other real estate owned ("OREO").

     Effective December 15, 1997, The Financial Accounting Standards Board promulgated new standards regarding the computation of earnings per share ("EPS"). Under these new standards, both "basic" and "diluted" EPS must be presented for all periods and prior periods restated, if applicable. For Poughkeepsie Financial Corp., basic EPS excludes the dilutive effect of certain stock options and diluted EPS includes the effect of these options using the treasury stock method. Diluted EPS is equivalent to previously reported EPS as computed under standards then in effect.

     Total assets at December 31, 1997 were $875.5 million, an increase of $16.8 million, or 2.0%, from year-end 1996. Net loans increased by $30.4 million while investment securities decreased by $13.3 million. The increase in net loans was attributable to a 13% increase in commercial mortgage loans and a 28% increase in consumer loans. Residential mortgage loans declined slightly. The allowance for loan losses increased by $0.8 million from year-end 1996 as provisions for loan losses were $1.9 million and net charge-offs for the year totaled $1.1 million. Deposits increased from year-end 1996 by $45.1 million, or 7.8%, and borrowings declined by $29.9 million, or 15.0%.

     Stockholders' Equity was $72.6 million at December 31, 1997, reflecting an increase of $0.9 million from year-end 1996. This increase was the result of $2.4 million of earnings for the year and proceeds from exercised stock options, reduced in part by dividends of $1.6 million. At December 31 1997, there were 12,610,315 common shares outstanding and book value per share was $5.75. The "core," "tangible" and "risk-based" regulatory capital ratios of the Company's wholly owned subsidiary, Bank of the Hudson, were 6.95%, 6.95% and 11.62%, respectively, at December 31, 1997 all of which are in excess of regulatory requirements.

     Net interest income was $6.9 million for the quarter ended December 31, 1997, approximately level with the fourth quarter of 1996. For the full year 1997, net interest income was $27.4 million, a 6.5% increase over the $25.8 million reported in 1996. Net interest margins for the three and twelve months ended December 31, 1997 were 3.23% and 3.30%,



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                                                                     Page 3 of 5
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respectively, compared to 3.32% and 3.21% for the same periods of 1996.

     For the years 1997 and 1996, residential loan originations totaled $72.5 million and $130.4 million, respectively, and commercial real estate loan originations/advances totaled $103.9 million and $73.4 million, respectively.

     Non-performing assets ("NPA"), which include loans delinquent 90 days or more as to interest, non-accrual loans, loans in foreclosure and other real estate owned, were $14.8 million before reserves at December 31, 1997, or 1.69% of total assets, as compared with $17.2 million at September 30, 1997 and $26.1 million at year-end 1996. NPAs declined from year-end 1996 primarily due to the payoff on a non-accrual $3.1 million commercial real estate loan and the sale of a $3.0 million commercial OREO property, the sale of $2.0 million of non-performing residential loans and approximately $2.8 million of charge-offs/write-downs on non-performing assets. The payoff on the non-performing loan resulted in a recovery of $0.5 million which was credited to the allowance for loan losses. The net cost of operating real estate owned increased by $1.3 million and $1.4 million for the three and twelve month periods ended December 31, 1997, respectively, primarily due to valuation adjustments of $1.0 million on certain commercial OREO properties recognized in the fourth quarter of 1997.

     Retail banking and other fee income for the quarter and twelve months ended December 31, 1997 totaled $0.8 million and $3.3 million, respectively, reflecting increases of $0.2 million and $1.2 million over the comparable periods of 1996. These increases were primarily due to increased deposit levels, fees from the "High Performance Checking" account products, fees earned on sales of alternative investment products and, for the twelve month period, $0.3 million of prepayment fees on commercial real estate loans.

     Operating expenses (excluding the SAIF special assessment in 1996) increased from prior year levels by $1.3 million and $1.8 million for the fourth quarter and full year 1997, respectively. The increases were primarily due to a curtailment expense recorded in the fourth quarter as a result of Board action to terminate the Retirement Plan for Non-Employee Directors, the incremental costs of seven new supermarket branches opened since November 1996 and professional costs incurred in connection with merger activities. The effect of these increases has been mitigated by lower deposit insurance premiums.

     Poughkeepsie Financial Corp., based in Poughkeepsie, New York, is the holding company for Bank of the Hudson (previously known as Poughkeepsie Savings Bank, FSB). The Bank is a community banking institution whose principal market is the Mid-Hudson Valley region of New York, where it operates sixteen branches and five residential loan offices. The Bank's deposits are insured by the Federal Deposit Insurance Corporation to the full extent permitted by law and regulation.


(Tables attached)


                                      ###




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                                                                     Page 4 of 5
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                          POUGHKEEPSIE FINANCIAL CORP.
                  (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION:



                                                                                  December 31,      December 31,
                                                                                     1997               1996
                                                                                  -----------       ------------
Assets
------
Cash and equivalents                                                                $11,750             $6,863
Securities                                                                          152,474            165,747

Loans                                                                               674,546            643,339
Less allowance for loan losses                                                       (9,421)            (8,652)
                                                                                  ----------        -----------
 Total loans, net                                                                   665,125            634,687

Other real estate owned                                                               4,564             10,726
Federal Home Loan Bank stock                                                         10,071              9,760
Net deferred tax assets                                                              14,991             16,812
Other assets                                                                         16,517             14,095
                                                                                  ----------        -----------
           Total assets                                                            $875,492           $858,690
                                                                                  ----------        -----------
                                                                                  ----------        -----------

Liabilities and Stockholders' Equity
------------------------------------
Savings accounts                                                                    $98,336            $93,371
Time deposits                                                                       330,279            314,059
Money market deposits                                                               139,030            126,233
Demand deposits                                                                      52,732             41,583
                                                                                  ----------        -----------
 Total deposits                                                                     620,377            575,246

Borrowings                                                                          168,836            198,694
Other liabilities                                                                    13,708             13,082
                                                                                  ----------        -----------
 Total liabilities                                                                  802,921            787,022

Stockholders' equity                                                                 72,571             71,668
                                                                                  ----------        -----------
           Total liabilities and stockholders' equity                              $875,492           $858,690
                                                                                  ----------        -----------
                                                                                  ----------        -----------

Book value per share                                                                  $5.75              $5.69
                                                                                  ----------        -----------
                                                                                  ----------        -----------


Shares outstanding                                                               12,610,315         12,591,825
                                                                                  ----------        -----------
                                                                                  ----------        -----------




SUMMARY OF NON-PERFORMING ASSETS
---------------------------------

                                                                                  December 31,    September 30,   December 31,
                                                                                      1997            1997            1996
                                                                                  ------------    -------------   ------------
Loans 90 days or more past due as to interest
  and accounted for on a non-accrual basis:
     Residential real estate loans                                                    $3,062           $4,554          $5,453
     Commercial real estate loans                                                      6,579            6,557           9,447
     Commercial business loans                                                           431              414             436
Loans 90 days or more past due as to interest
  and still accruing                                                                     176              127              87
                                                                                  -----------     ------------    -----------
               Total non-performing loans                                             10,248           11,652          15,423
Other real estate owned                                                                4,564            5,572          10,726
                                                                                  -----------     ------------    -----------
Total non-performing assets                                                          $14,812          $17,224         $26,149
                                                                                  -----------     ------------    -----------
                                                                                  -----------     ------------    -----------

Ratio of non-performing assets to total assets                                          1.69%            1.95%           3.05%




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                                                                     Page 5 of 5
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                          POUGHKEEPSIE FINANCIAL CORP.
                  (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME:
--------------------------------------------


                                                                   Three months ended
                                                                      December 31,                Year Ended December 31,
                                                              --------------------------        ---------------------------
                                                                  1997           1996              1997            1996
                                                              -----------      ----------       ----------       ----------

Interest income                                                   $16,978         $16,586          $66,723          $63,620
Interest expense                                                   10,123           9,751           39,275           37,857
                                                              -----------      ----------       ----------       ----------
  Net interest income                                               6,855           6,835           27,448           25,763
Provision for loan losses                                             900             300            1,850              850
                                                              -----------      ----------       ----------       ----------

Net interest income after provision                                 5,955           6,535           25,598           24,913
                                                              -----------      ----------       ----------       ----------
Retail banking fees and other income                                  774             609            3,340            2,188
Residential mortgage banking income                                    47              99              234              168
Loss on Commercial Loans Held for Bulk Sale                            --              --               --             (894)
                                                              -----------      ----------       ----------       ----------
  Total non-interest income                                           821             708            3,574            1,462
                                                              -----------      ----------       ----------       ----------

Net cost of operating real estate owned                             1,491             239            2,508            1,143
SAIF special assessment                                                --              --               --            2,624
Operating expenses                                                  6,304           4,965           21,976           20,209
                                                              -----------      ----------       ----------       ----------
  Total non-interest expenses                                       7,795           5,204           24,484           23,976
                                                              -----------      ----------       ----------       ----------

Income (loss) before income taxes                                  (1,019)          2,039            4,688            2,399
Income tax expense (benefit)                                          (66)            817            2,259              963
                                                              -----------      ----------       ----------       ----------

Net income (loss)                                                   ($953)         $1,222           $2,429           $1,436
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------

        Net income (loss) per share - basic                        ($0.08)          $0.10            $0.19            $0.11
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------

        Net income (loss) per share - diluted                      ($0.08)          $0.09            $0.18            $0.11
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------
        Dividends per share                                        $0.050          $0.025           $0.125           $0.100
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------

Weighted average shares outstanding:

        Basic                                                  12,598,758      12,561,010       12,595,307       12,546,881
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------

        Diluted                                                13,398,272      12,920,090       13,238,711       12,910,458
                                                              -----------      ----------       ----------       ----------
                                                              -----------      ----------       ----------       ----------

Average interest-earning assets                                  $848,205         $823,845        $832,799         $802,149
   Yield on interest-earning assets                                  7.96%            8.05%           8.01%            7.93%

Average interest-bearing liabilities                             $802,670         $782,058        $789,404         $763,261
   Cost of interest-bearing liabilities                              5.01%            5.00%           4.96%            4.95%

Excess of average interest-earning assets over
   average interest-bearing liabilities                           $45,535          $41,787         $43,395          $38,888

Interest rate spread                                                 2.95%            3.05%           3.05%            2.98%
Net interest margin                                                  3.23%            3.32%           3.30%            3.21%



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